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                                                                      EXHIBIT 15



                           GOTHIC ENERGY CORPORATION
            LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Gothic Energy Corporation and Subsidiary
     Registration  Statements on Form S-3

Gentlemen:

We are aware that our report dated November 3, 1998 on our review of the interim financial information of Gothic Energy Corporation for the period ended September 30, 1998 and included in this Form 10-QSB is incorporated by reference in the Company's registration statements on Form S-3 (File Nos. 333-23239 and 333-38679). Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PRICEWATERHOUSECOOPERS LLP

Tulsa, Oklahoma
November 10, 1998